NEWS RELEASE

KOSMOS ENERGY OPERATIONAL UPDATE

DALLAS, Texas, July 6, 2021 – Kosmos Energy (NYSE/LSE: KOS) (“Kosmos” or the “Company”) today provided an operational update on its production, development and exploration activities. This is in advance of the Company’s second quarter results, which are scheduled for release on August 9, 2021.
Andrew G. Inglis, Chairman and Chief Executive Officer of Kosmos said: “Kosmos had a solid second quarter, generating positive cash flow which reduced net debt by around $100 million, driven by higher sales volumes, strong operational performance in Ghana and improving realized oil prices. We continue to see momentum build across our producing hubs with new wells drilled in Ghana and the U.S. Gulf of Mexico during the quarter and the arrival of the rig for development drilling in Equatorial Guinea.
“In Mauritania and Senegal, the Greater Tortue Ahmeyim project continued to make steady progress during the quarter with key milestones achieved across all major workstreams. However, we are seeing cost inflation and supplier delays in the current environment together with some scope growth and, as a result, we are updating our estimates, with first gas now expected in the third quarter of 2023. Tortue is the right project at the right time with Phases 1 & 2 expected to deliver attractive returns in a strengthening LNG market.
“Kosmos has an active second half of the year with planned infill wells in all three hubs supporting our near-term production growth. We also expect to restart exploration and appraisal drilling in the U.S. Gulf of Mexico this quarter with the Winterfell appraisal and Zora ILX wells.
With rising oil prices and a robust financial position, we are well placed to create shareholder value through the rest of 2021.” 1

Operational Update
Sales volumes in the second quarter averaged around 66,000 barrels of oil equivalent per day (boepd) with 4.5 cargos lifted, in line with guidance.
Total net production in the second quarter averaged approximately 52,000 boepd, slightly below prior guidance primarily due to lower production in Equatorial Guinea.
Full year company production guidance of 53,000-57,000 boepd is unchanged with a year-end exit rate of approximately 60,000 boepd expected as new wells come online.
Ghana
In Ghana, performance in the quarter was strong with gross production of approximately 106,000 barrels of oil per day (bopd) in the second quarter (22,000 bopd net) including 71,000 bopd at Jubilee and 35,000 bopd at TEN.
The first two wells in our four-well campaign have been drilled and the rig has now begun completion operations. The first Jubilee producer well (J-56P) is expected online shortly and the Jubilee injector well (J-55W) is expected online later in the third quarter. These wells are expected to add gross production of around 15,000-20,000 bopd. The rig is then scheduled to drill and complete a TEN gas injector well and a second Jubilee producer well later in the year with the Jubilee producer well expected online around the end of the year.
The reliability of the Ghana production facilities continues to improve, with uptime of the Jubilee and TEN floating production, storage and offtake vessels (FPSOs) averaging about 98% year-to-date.
Consistently high levels of water injection (>200,000 barrels/day) and gas offtake from the Government of Ghana (>110 mmscf/day) are helping to optimize reservoir performance at Jubilee, which is expected to support long-term production levels.
Equatorial Guinea
In Equatorial Guinea, gross production averaged around 29,000 bopd in the second quarter with significant downtime related to facilities upgrades which are now substantially complete. Net production was 9,400 bopd, also impacted by lower entitlement as a result of higher oil prices. The drilling rig arrived in late June and has started drilling the first of three infill wells planned for 2021. Once online, these wells are expected to add gross production of around 4,000 bopd.
U.S. Gulf of Mexico
In the U.S. Gulf of Mexico, net production averaged around 20,300 boepd in the second quarter, in line with the first quarter. In April, the Kodiak-3 infill well was brought online with one of two zones intermittently producing. We are currently working with our partners to evaluate the best intervention options to enhance production from the first zone and enable production from the second zone. In June, the operator announced the successful drilling of the Tornado-5 infill well, with results consistent with expectations. The well is expected to add around 8,000-10,000 boepd gross with planned start-up in the third quarter.
Earlier in the year, Kosmos and its partners made the Winterfell discovery in the U.S. Gulf of Mexico with the first appraisal well planned for the third quarter.
Kosmos also plans to drill the Zora infrastructure-led exploration (ILX) well early in the third quarter and a rig has been contracted for this activity.
Mauritania & Senegal
The Greater Tortue Ahmeyim (“GTA”) liquified natural gas (LNG) project has made steady progress year-to-date with the following milestones achieved in the second quarter:
•Floating LNG vessel: The four remaining sponsons have been integrated in the final dry dock
•FPSO: The living quarters have been installed
•Breakwater: Five caissons have now been transported offshore with the first caisson installed
•Subsea: All subsea trees have been constructed
Project partners have received a revised forecast from the EPCIC contractor, TechnipFMC, that the delivery of the FPSO is likely to be slightly delayed due to labor shortages at the COSCO yard in China following a ramp up in activity at the shipyard as the pandemic recedes. This delay, currently anticipated to be around three months, is expected to push the timing of first gas to the third quarter of 2023.
BP, as operator of the GTA project, has informed partners that due to the impacts of COVID-19 (including the FPSO delay), cost inflation and scope growth, Phase 1 project costs are expected to increase. On the basis of the revised schedule, Kosmos currently expects the gross cost for the project to be approximately 15% higher, resulting in an estimated increase of Phase 1 costs to first gas net to Kosmos of around $100 million, coming primarily in 2023.
The FPSO sale and lease back transaction is now expected to close this quarter upon the finalization of the documentation between the governments and partners. Following the closing of the FPSO sale and lease back transaction, the company will work to complete the re-financing of the National Oil Company loans.
In addition, partners continue to make progress on Phase 2 of the GTA LNG project and we are targeting a final investment decision in late 2022 as previously communicated.
Financial Update
Following the completion of the $450 million senior notes issuance in March and the reserve-based lending amendment and extension in May, Kosmos has a robust financial position and increased liquidity. At the end of the second quarter, Kosmos had total liquidity of over $775 million.
The Company is currently around 60% hedged for the remainder of 2021 with growing exposure to higher oil prices as hedges roll off. We have taken advantage of rising oil prices to hedge 4.5 million barrels of 2022 production.
1. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility and Corporate revolver less cash and cash equivalents and restricted cash.
About Kosmos Energy
Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in our Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Source: Kosmos Energy Ltd.

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Jamie Buckland
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